Exhibit 4.2

THIRD SUPPLEMENTAL INDENTURE

Dated as of May 14, 2020

by and between

MOHAWK INDUSTRIES, INC.,

as Issuer

and

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

$500,000,000 3.625% Senior Notes due 2030

THIS THIRD SUPPLEMENTAL INDENTURE (this “Third Supplemental Indenture”) is made as of May 14, 2020, by and between MOHAWK INDUSTRIES, INC., a Delaware corporation (the “Company”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as trustee (the “Trustee”).

WHEREAS, the Company and the Trustee entered into that certain Indenture dated as of January 31, 2013 (the “Original Indenture” and as supplemented by this Third Supplemental Indenture, the “Indenture”) which provides for the issuance by the Company from time to time of Securities, in one or more series as provided therein;

WHEREAS, the Company has determined to issue a series of Securities as provided herein;

WHEREAS, Section 3.1 of the Original Indenture provides that certain terms and conditions for each series of Securities issued by the Company thereunder may be set forth in an indenture supplemental to the Original Indenture;

WHEREAS, Section 11.1(9) of the Original Indenture provides for the Company and the Trustee to enter into an indenture supplemental to the Original Indenture to establish the form or terms of Securities of any series as provided by Sections 2.1 and 3.1 of the Original Indenture;

WHEREAS, the Company and the Trustee entered into that certain First Supplemental Indenture dated as of January 31, 2013 pursuant to which the Company issued its $600,000,000 3.850% Senior Notes due 2023;

WHEREAS, the Company and the Trustee entered into that certain Second Supplemental Indenture dated as of June 9, 2015 pursuant to which the Company issued its €500,000,000 2.000% Senior Notes due 2022;

WHEREAS, the Company has registered the Trustee to join it in the execution and delivery of this Third Supplemental Indenture in order to supplement the Original Indenture by establishing the forms and terms of a series of securities to be known as the Company’s $500,000,000 3.625% Senior Notes due 2030; and

WHEREAS, all the conditions and requirements necessary to make this Third Supplemental Indenture, when duly executed and delivered, a valid and binding agreement in accordance with its terms and for the purposes herein expressed, have been performed and fulfilled.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1. DEFINITIONS

For all purposes of this Third Supplemental Indenture, except as otherwise expressly provided for or unless the context otherwise requires:

(a) Capitalized terms used but not defined herein shall have the respective meanings given them in the Original Indenture;

(b) All references herein to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this Third Supplemental Indenture; and

(c) The following terms shall have the indicated definitions and if the definition of any of the following terms differs from its respective definition set forth in the Original Indenture, the definition set forth herein shall control:

“Attributable Debt” means, on the date of any determination, the present value of the obligation of the lessee for Net Rental Payments during the remaining term of the lease included in a Sale and Lease-Back Transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the interest rate set forth or implicit in the terms of such lease or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the Notes on such date of determination, in either case compounded semi-annually.

“Business Day” means any day, other than a Saturday or Sunday, that is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

“Change of Control” means the occurrence of any one of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Company’s assets and the assets of the Company’s Subsidiaries taken as a whole to any person other than to the Company or one of the Company’s Subsidiaries; (2) the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any “person” (other than the Company or one of the Company’s Subsidiaries) becomes the “beneficial owner” (as such terms are defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Company’s outstanding Voting Stock or the Voting Stock of any parent company (as defined below) or other Voting Stock into which the Company’s Voting Stock or the Voting Stock of any parent company is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (3) the Company or any parent company consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, the Company or any parent company, in any such event pursuant to a transaction in which any of the Company’s outstanding Voting Stock, the Voting Stock of such parent company or the Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Company’s Voting Stock or the Voting Stock of such parent company outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction; (4) the first day on which the majority of the members of the Company’s board of directors or the board of directors of any parent company cease to be Continuing Directors; or (5) the adoption of a plan relating to the Company’s liquidation or dissolution. Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control under clause (2) above if (i) the Company becomes a direct or indirect wholly-owned subsidiary of a holding company (a “parent company”) and (ii) the holders of the Company’s Voting Stock or the Voting Stock of any parent company immediately prior to that transaction hold at least a majority of the Voting Stock of such parent company immediately following that transaction; provided that any series of related transactions shall be treated as a single transaction. The term “person,” as used in this definition, has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

“Change of Control Offer” has the meaning specified in Section 2.6

“Change of Control Payment” has the meaning specified in Section 2.6.

“Change of Control Payment Date” has the meaning specified in Section 2.6.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a related Rating Event.

“Comparable Treasury Issue” means the U.S. Treasury security or securities selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the applicable series of the Notes to be redeemed (assuming that the Notes to be redeemed matured on the Par Call Date) that would be used, at the time of selection and in accordance with customary market practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such Notes.

“Comparable Treasury Price” means, with respect to any Redemption Date,

(a) the average of the Reference Treasury Dealer Quotations for that Redemption Date, after excluding the highest and lowest of the Reference Treasury Dealer Quotations, or

(b) if the Independent Investment Banker obtains fewer than five Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations so received.

“Consolidated Net Tangible Assets” means, on the date of any determination, the aggregate amount of assets, less applicable reserves and other properly deductible items, after deducting from that net amount:

(a) all current liabilities, and

(b) all goodwill, trademarks, trade names, patents, unamortized debt-discount and other like intangibles,

in each case as set forth on the most recently available consolidated balance sheet of the Company and the Consolidated Subsidiaries, in accordance with GAAP.

“Continuing Director” means, as of any date of determination:

(a) with respect to any member of the board of directors of the Company, any member who

(i) was a member of such board of directors on the date of the initial issuance of the Notes; or

(ii) was nominated for election, elected or appointed to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination, election or appointment; and

(b) with respect to any member of the board of directors of any parent company, any member who

(i) was a member of the board of directors of the Company on the date such parent company became the Company’s parent company; or

(ii) was nominated for election, elected or appointed to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination, election or appointment.

“Fitch” means Fitch Inc., and its successors.

“Funded Debt” means (a) all Debt for money borrowed having a maturity of more than 12 months from the date as of which the determination is made or having a maturity of 12 months or less but by its terms being renewable or extendible beyond 12 months from such date at the option of the borrower (excluding any amount thereof included in current liabilities) and (b) all rental obligations payable more than 12 months from such date under leases that would be required to be capitalized in accordance with GAAP as in effect on the date of this Third Supplemental Indenture (such rental obligations to be included as Funded Debt at the amount so capitalized).

“incur” means to, directly or indirectly, issue, assume, guaranty, incur, become directly or indirectly liable with respect to (including as a result of an acquisition (by way of merger, consolidation or otherwise)), or otherwise become responsible for, contingently or otherwise.

“Independent Investment Banker” means one of the Reference Treasury Dealers selected by the Trustee after consultation with the Company.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category), a rating of BBB- or better by Standard & Poor’s (or its equivalent under any successor rating category) and a rating of BBB- or better by Fitch (or its equivalent under any successor rating category).

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Net Proceeds” means, with respect to a Sale and Lease-Back Transaction, the aggregate amount of cash or cash equivalents received by the Company or a Consolidated Subsidiary, less the sum of all payments, fees, commissions and expenses incurred in connection with such Sale and Lease-Back Transaction, and less the amount (estimated reasonably and in good faith by the Company) of income, franchise, sales and other applicable taxes required to be paid by the Company or any Consolidated Subsidiary in connection with such Sale and Lease-Back Transaction in the taxable year that such Sale and Lease-Back Transaction is consummated or in the immediately succeeding taxable year, the computation of which shall take into account the reduction in tax liability resulting from any available operating losses and net operating loss carryovers, tax credits and tax credit carryforwards, and similar tax attributes.

“Net Rental Payments” means the total amount of rent payable by the lessee after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges

“Notes” has the meaning specified in Section 2.1.

“Par Call Date” means February 15, 2030 (three months prior to the Stated Maturity of the Notes).

“parent company” has the meaning specified in the definition of “Change of Control”.

“Principal Property” means any mill, manufacturing plant, warehouse or other similar facility or any parcel of real estate or group of contiguous parcels of real estate owned or leased by the Company or any Consolidated Subsidiary and the gross book value, without deduction of any depreciation reserves, of which on the date as of which the determination is being made exceeds 3% of Consolidated Net Tangible Assets.

“Rating Agency” means:

(a) each of Moody’s, S&P and Fitch, and

(b) if any of Moody’s, S&P or Fitch ceases to rate a series of notes or fails to make a rating of such series of notes publicly available for reasons outside of the Company’s control, a Substitute Rating Agency in lieu thereof.

“Rating Event” means (i) the rating of our senior, unsecured, long-term indebtedness for borrowed money that is not guaranteed by any other Person or subject to other credit enhancement (referred to herein as “Mohawk’s Senior Unsecured Debt Rating”) is lowered by at least two of the three Rating Agencies during the period (referred to herein as the “Trigger Period”) commencing on the earlier of the first public notice of (a) the occurrence of a Change of Control or (b) the Company’s intention to effect a Change of Control and ending 60 days following consummation of such Change of Control (which period shall be extended so long as Mohawk’s Senior Unsecured Debt Rating is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) and (ii) Mohawk’s Senior Unsecured Debt Rating is rated below an Investment Grade rating by at least two of the three Rating Agencies on any day during the Trigger Period. Notwithstanding the foregoing, a Rating Event will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Rating Event for purposes of the definition of Change of Control Triggering Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not publicly announce or confirm or inform the Trustee in writing at the Company’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, such Change of Control (whether or not the applicable Change of Control has occurred at the time of the Rating Event). Unless at least two of the three Rating Agencies are providing Mohawk’s Senior Unsecured Debt Rating at the commencement of any Trigger Period, there will be deemed to have been a Rating Event with respect to that series of Notes during that Trigger Period.

“Reference Treasury Dealer” means (i) each of BofA Securities, Inc., J.P. Morgan Securities LLC and a Primary Treasury Dealer (as defined below) selected by U.S. Bancorp Investments, Inc. and their respective successors, unless any of them ceases to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), in which case the Company will substitute another nationally recognized investment banking firm that is a Primary Treasury Dealer and (ii) two other nationally recognized investment banking firms that are a Primary Treasury Dealer as selected by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding that Redemption Date.

“Sale and Lease-Back Transaction” means any arrangement whereby the Company or any of its Subsidiaries has sold or transferred, or will sell or transfer, property and has or will take back a lease pursuant to which the rental payments are calculated to amortize the purchase price of the property substantially over the useful life of such property.

“Substitute Rating Agency” means a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act, selected by the Company (as certified by a resolution of our board of directors and reasonably acceptable to the Trustee) as a replacement agency for any or all of Moody’s, S&P or Fitch, as the case may be.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and its successors.

“Treasury Rate” means, with respect to any Redemption Date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated on the third Business Day preceding the Redemption Date, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

“Trigger Period” has the meaning assigned to such term in the definition of Rating Event.

“Voting Stock” solely as used in the definition of the term “Change of Control”, means, with respect to any person as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors (or other analogous managing body) of such person.

ARTICLE II

ESTABLISHMENT OF SECURITIES

The following provisions of this Article II are made pursuant to Section 3.1 of the Original Indenture in order to establish and set forth the terms of the series of Securities described in Section 2.1.

SECTION 2.1. TITLE OF SECURITIES

There is hereby established a series of Securities designated the “3.625% Senior Notes due 2030” (the “Notes”).

SECTION 2.2. AGGREGATE PRINCIPAL AMOUNT OF NOTES

There are initially to be authenticated and delivered $500,000,000 principal amount of the Notes. Such principal amount of the Notes may be increased from time to time pursuant to Section 3.1 of the Original Indenture.

All Notes of this series need not be issued at the same time and such series may be reopened at any time, without notice to or the consent of any Holder, for issuances of additional Notes of such series. Any such additional Notes will have the same ranking, interest rate, maturity date, redemption rights and other terms as the Notes initially issued hereunder. Any such additional Notes, together with the series of Notes initially issued hereunder, will constitute a single series of debt securities under the Indenture; provided, however, that if such additional Notes are not fungible for U.S. federal income tax purposes with the Notes issued hereby, such additional Notes shall be issued under a separate CUSIP, ISIN and/or any other identifying number.

Nothing contained in this Section 2.2 or elsewhere in this Third Supplemental Indenture, or in the Notes, is intended to or shall limit execution by the Company or authentication or delivery by the Trustee of Notes under the circumstances contemplated by Sections 3.4, 3.7, 3.8 and 11.5 of the Original Indenture.

The Notes shall be issued in registered form without coupons. The Notes shall be in substantially the form of Exhibit A hereto. The form of the Trustee’s certificate of authentication for the Notes shall be in substantially the form set forth in the form of Note attached hereto. Each Note shall be dated the date of authentication thereof. The entire initially issued principal amount of the Notes shall initially be evidenced by one or more Global Securities registered in the name of Cede & Co., as nominee for The Depository Trust Company. The Notes shall not be issuable in definitive form except under the limited circumstances specified in Section 3.7 of the Original Indenture.

SECTION 2.3. PAYMENT OF PRINCIPAL AND INTEREST ON THE NOTES

The Notes will mature on May 15, 2030 and will bear interest at the rate of 3.625% per annum. Interest on the Notes will be payable semi-annually, in cash, in arrears on May 15 and November 15 of each year, commencing on November 15, 2020, to the Holders thereof at the close of business on the preceding May 1 and November 1 of each year. Interest on the Notes will accrue from and including the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance of the Notes. Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

SECTION 2.4. DENOMINATIONS

The Notes will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

SECTION 2.5. REDEMPTION

(a) Optional Redemption. Prior to the Par Call Date, the Company may, at its option, redeem some or all of the Notes at any time and from time to time at a Redemption Price equal to the greater of the following amounts, plus, in each case, accrued and unpaid interest on the principal amount being redeemed to, but excluding, the applicable Redemption Date:

(i) 100% of the principal amount of the Notes to be redeemed; and

(ii) as determined by an Independent Investment Banker, the sum of the present values of the principal amount and the remaining scheduled payments of interest on the Notes to be redeemed (not including any portion of payments of interest accrued as of the applicable Redemption Date), discounted to the applicable Redemption Date in accordance with customary market practice on a semi-annual basis at a rate equal to the sum of the Treasury Rate plus 3.625%.

On or after the Par Call Date, the Company may, at its option, redeem some or all of the Notes at any time or from time to time, at a Redemption Price equal to 100% of the aggregate principal amount of the Notes being redeemed, plus, accrued and unpaid interest on the principal amount being redeemed to, but excluding, the applicable Redemption Date.

(b) [Reserved].

(c) Redemption Generally. The Redemption Prices of Notes to be redeemed will be calculated assuming a 360-day year consisting of twelve 30-day months. Notice of redemption shall be given by first-class mail, postage prepaid, mailed not less than 15 days nor more than 60 days prior to the Redemption Date, to each Holder of Securities to be redeemed, at such Holder’s current address appearing in the Security Register. Notice of redemption of the Notes will be given as provided in Section 4.4 of the Original Indenture otherwise.

Unless the Company defaults in the payment of the Redemption Price, on and after the applicable Redemption Date, interest will cease to accrue on the Notes or portions of the Notes called for redemption.

SECTION 2.6. OFFER TO REPURCHASE UPON CHANGE OF CONTROL TRIGGERING EVENT

Upon the occurrence of a Change of Control Triggering Event, unless the Company has exercised its right to redeem the Notes as described in Section 2.5(a), each Holder of the Notes shall have the right to require the Company to repurchase all or a portion (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s Notes as set forth in this Section 2.6 (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (the “Change of Control Payment”), subject to the rights of Holders of the Notes on the relevant record date to receive interest due on the relevant Interest Payment Date.

Within 30 days following the date upon which a Change of Control Triggering Event occurs, or at the Company’s option, prior to any Change of Control but after the public announcement of the pending Change of Control, the Company shall send, by first-class mail, a notice to each Holder of Notes at its registered address, with a copy to the Trustee, which notice will govern the terms of the Change of Control Offer. Such notice will state, among other things, the repurchase date, which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). The notice, if mailed prior to the date of consummation of the Change of Control, shall state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date. Holders of Notes electing to have Notes repurchased pursuant to a Change of Control Offer shall be required to surrender their Notes, with the form entitled “Option of Holder to Elect Repurchase” on the reverse of the Note completed, to the Paying Agent at the address specified in the notice, or transfer the Holder’s Notes to the Paying Agent by book-entry transfer pursuant to the applicable procedures of the Paying Agent, prior to the close of business on the third Business Day prior to the Change of Control Payment Date.

The Company shall not be required to make a Change of Control Offer with respect to the Notes if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer if it had been made by the Company, and such third party purchases all Notes properly tendered and not withdrawn under its offer. In addition, the Company shall not repurchase any Notes if there has occurred and is continuing on the Change of Control Payment Date an Event of Default, other than an Event of Default resulting from failure to pay the Change of Control Payment.

The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Notes, the Company shall comply with those securities laws and regulations and shall not be deemed to have breached the Company’s obligations under the Change of Control Offer provisions of the Notes by virtue of any such conflict.

SECTION 2.7. SINKING FUND

The Notes shall not have the benefit of a sinking fund.

SECTION 2.8. PAYING AGENT

The Trustee shall initially serve as Paying Agent with respect to the Notes, with the Place of Payment for all Notes initially being the Corporate Trust Office of the Trustee.

SECTION 2.9. LIMITATION ON LIENS

(a) The Company shall not, and shall not permit any Consolidated Subsidiary thereof to, incur any Debt secured by a Lien on any Principal Property or on any shares of capital stock of any Consolidated Subsidiary (in each case, whether now owned or hereafter acquired) without making effective provision that the Notes shall be secured equally and ratably with (or prior to) such secured Debt, unless, after giving effect to the incurrence of such Debt and any simultaneous permanent repayment of any secured Debt, the aggregate amount of all Debt secured by a Lien on any Principal Property or on any shares of capital stock of any Consolidated Subsidiary, together with all Attributable Debt of the Company and its Consolidated Subsidiaries in respect of Sale and Lease-Back Transactions involving Principal Properties, would not exceed 10% of the Consolidated Net Tangible Assets of the Company and the Consolidated Subsidiaries. The aggregate amount of all secured Debt referred to in the preceding sentence shall exclude any then existing secured Debt that has been secured equally and ratably with the Notes.

(b) The restriction set forth in paragraph (a) above shall not apply to, and there shall be excluded from secured Debt in any computation under the restriction in (a) above or under the restriction in Section 2.10(a)(1), Debt secured by:

(1) Liens on any property existing at the time of acquisition thereof (including by way of merger or consolidation); provided that (A) any such Lien was (i) in existence prior to the date of such acquisition, (ii) was not incurred in anticipation thereof and (iii) does not extend to any other property, and (B) the principal amount of Debt secured by each such Lien does not exceed the cost to the Company or such Consolidated Subsidiary of the property subject to the Lien, as determined in accordance with GAAP;

(2) Liens in favor of the Company or a Consolidated Subsidiary;

(3) Liens in favor of governmental bodies to secure progress or advance payments pursuant to any contract or provision of any statute;

(4) Liens created or incurred in connection with an industrial revenue bond, industrial development bond, pollution control bond or similar financing arrangement between the Company or a Consolidated Subsidiary and any federal, state or municipal government or other governmental body or quasi-governmental agency;

(5) Liens on property to secure all or part of the cost of acquiring, substantially repairing or altering, constructing, developing or substantially improving the property, or to secure Debt incurred for any such purpose; provided that (A) any such Lien relates solely to the property subject to the Lien and (B) the principal amount of Debt secured by each such Lien (i) was incurred concurrently with, or within 18 months of, such acquisition, repair, alteration, construction, development or improvement and (ii) does not exceed the cost to the Company or such Consolidated Subsidiary of the property subject to the Lien, as determined in accordance with GAAP; and

(6) any extension, renewal or replacement of any Lien referred to above; provided that (A) such extension, renewal or replacement Lien (i) will be limited to the same property that secured the Lien so extended, renewed or replaced and (ii) will not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement and (B) such principal amount of Debt so secured shall continue to be included in the computation in paragraph (a) of this Section 2.9 and in Section 2.10(a)(1) to the extent so included at the time of such extension, renewal or replacement.

For purposes of this Section 2.9, an “acquisition” of property (including real, personal or intangible property or shares of capital stock or Debt) shall include any transaction or series of transactions by which the Company or a Consolidated Subsidiary acquires, directly or indirectly, an interest, or an additional interest (to the extent thereof), in such property, including an acquisition through merger or consolidation with, or an acquisition of an interest in, a Person owning an interest in such property.

This Section 2.9 has been included in this Third Supplemental Indenture expressly and solely for the benefit of the Notes.

SECTION 2.10. LIMITATION ON SALE AND LEASE-BACK TRANSACTIONS

(a) The Company shall not, and shall not permit any of its Consolidated Subsidiaries to, enter into any Sale and Lease-Back Transaction involving any Principal Property unless either of the following conditions is met:

(1) after giving effect thereto, the aggregate amount of all Attributable Debt with respect to Sale and Lease-Back Transactions plus the aggregate amount of Debt secured by Liens incurred without equally and ratably securing the Securities pursuant to Section 2.9 would not exceed 10% of the Consolidated Net Tangible Assets of the Company and the Consolidated Subsidiaries; or

(2) within 180 days of such Sale and Lease-Back Transaction, the Company or such Consolidated Subsidiary applies to (A) the retirement or prepayment, and in either case, the permanent reduction, of Funded Debt of the Company or any Consolidated Subsidiary (including that in the case of a revolver or similar arrangement that makes credit available, such commitment is so permanently reduced by such amount), or (B) the purchase of other property that will constitute Principal Property having a fair market value, in the opinion of the Board of Directors, at least equal to the fair market value of the Principal Property leased in such Sale and Lease-Back transaction, an amount not less than the greater of:

(i) the Net Proceeds of the Sale and Lease-Back Transaction; and

(ii) the fair market value of the Principal Property so leased at the time of such transaction;

(b) The restriction set forth in paragraph (a) above shall not apply to any Sale and Lease-Back Transaction, and there shall be excluded from Attributable Debt in any computation described in this Section 2.10 or in Section 2.9(a) with respect to any such transaction:

(1) solely between the Company and a Consolidated Subsidiary or solely between Consolidated Subsidiaries;

(2) financed through an industrial revenue bond, industrial development bond, pollution control bond or similar financing arrangement between the Company or a Consolidated Subsidiary and any federal, state or municipal government or other governmental body or quasi-governmental agency; or

(3) in which the applicable lease is for a period, including renewal rights, of three years or less.

This Section 2.10 has been included in this Third Supplemental Indenture expressly and solely for the benefit of the Notes.

SECTION 2.11. DEFEASANCE

The provisions of Sections 10.2 and 10.3 of the Original Indenture, together with the other provisions of Article X of the Original Indenture, shall be applicable to the Notes. The provisions of Section 10.3 of the Original Indenture shall apply to the covenants set forth in Sections 2.9 and 2.10 of this Third Supplemental Indenture and to those covenants specified in Section 10.3 of the Original Indenture.

ARTICLE III

MISCELLANEOUS PROVISIONS

SECTION 3.1. RECITALS BY COMPANY

The recitals in this Third Supplemental Indenture are made by the Company only and not by the Trustee, and all of the provisions contained in the Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of the Notes and of this Third Supplemental Indenture as fully and with like effect as if set forth herein in full.

SECTION 3.2. APPLICATION TO NOTES ONLY

Each and every term and condition contained in this Third Supplemental Indenture that modifies, amends or supplements the terms and conditions of the Indenture shall apply only to the Notes established hereby and not to any currently existing or future series of Securities established under the Indenture.

SECTION 3.3. BENEFITS

Nothing contained in this Third Supplemental Indenture shall or shall be construed to confer upon any person other than a Holder of the Notes, the Company and the Trustee any right or interest to avail itself of any benefit under any provision of the Indenture, the Notes or this Third Supplemental Indenture.

SECTION 3.4. EFFECTIVE DATE

This Third Supplemental Indenture shall be effective as of the date first above written upon the execution and delivery hereof by each of the parties hereto.

SECTION 3.5. RATIFICATION

As supplemented hereby, the Indenture is in all respects ratified and confirmed and all the terms, provisions and conditions thereof remain in full force and effect.

SECTION 3.6. COUNTERPARTS

This Third Supplemental Indenture may be executed in multiple counterparts, each of which shall be deemed to be an original, and such counterparts shall together constitute but one and the same instrument. Delivery of an executed signature page of this Third Supplemental Indenture by facsimile transmission or electronic transmission shall be as effective as delivery of a manually executed counterpart hereof.

SECTION 3.7. GOVERNING LAW

THIS THIRD SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND RULE 327(b) OF THE NEW YORK CIVIL PRACTICE LAWS AND RULES.

[Signatures on Next Page]

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed as of the date first written above.

MOHAWK INDUSTRIES, INC., a Delaware corporation

By:	/s/ Shailesh Bettadapur
Name: Shailesh Bettadapur
Title: Vice President and Treasurer

U.S. BANK NATIONAL ASSOCIATION., as Trustee

By:	/s/ George Hogan
Name: George Hogan
Title: Vice President

EXHIBIT A

FORM OF

3.625% SENIOR NOTE DUE 2030

[THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE OF A DEPOSITARY. THIS SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY.]*

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY (AS DEFINED BELOW) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS TO BE MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]*

MOHAWK INDUSTRIES, INC.

$

3.625% SENIOR NOTE DUE 2030

No. R-1	CUSIP No. 608190 AL8

ISIN No. US608190AL88

Mohawk Industries, Inc., a corporation organized and existing under the laws of the State of Delaware (herein called the “Company”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to [Cede & Co.]*, or registered assigns (the “Holder”), the principal sum of ($500,000,000) on May 15, 2030, and to pay interest thereon from the most recent Interest Payment Date to which interest has been paid or duly provided for, or if no interest has been paid, from and including the date of issuance, semi-

*	Insert in Global Securities

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annually, in cash, in arrears on May 15 and November 15 of each year (each, an “Interest Payment Date”) commencing on November 15, 2020, at a rate of 3.625% per annum until the principal hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on May 1 and November 1 of each year (each, a “Regular Record Date”); provided that the interest payable at Stated Maturity will be paid to the Person to whom principal is payable. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of the Notes not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange or automated quotation system on which the Notes may be listed or traded, and upon such notice as may be required by such exchange or automated quotation system, all as more fully provided in the Indenture.

Payments of interest on the Notes will include interest accrued to but excluding the respective Interest Payment Dates. Interest payments for the Notes shall be computed on the basis of a 360-day year of twelve 30-day months. If any Interest Payment Date falls on a day that is not a Business Day, the payment of the interest payable on such date will be made on the next Business Day, and no interest shall accrue on the amount of interest due on that Interest Payment Date for the period from and after such Interest Payment Date to the date of payment.

Payment of the principal of and interest on the Notes will be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts, with any such payment that is due at the Stated Maturity of any Note being made upon surrender of such Note to a Paying Agent; provided, however, that payment of interest, subject to such surrender where applicable, (i) may be made at the Company’s option by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register and (ii) in the case of any Global Security, must be made by wire transfer at such place and to such account at a banking institution in the United States as may be designated in writing to the Trustee at least sixteen (16) days prior to the date for payment by the Person entitled thereto.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

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IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated:

MOHAWK INDUSTRIES, INC.

By:

MOHAWK INDUSTRIES, INC.

By:

[Trustee’s Certificate of Authentication on Next Page]

CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

REVERSE OF SENIOR NOTE

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture dated as of January 31, 2013 (the “Original Indenture”), as supplemented by a Third Supplemental Indenture dated as of May 14, 2020 (the “Supplemental Indenture”; the Original Indenture, as supplemented by the Supplemental Indenture and as further amended or supplemented from time to time, herein called the “Indenture”, which term shall have the meaning assigned to it in such instrument), between the Company and U.S. Bank National Association, as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof (the “Notes”) which is unlimited in aggregate principal amount.

The Notes are redeemable, in whole or in part, at any time, in the manner and with the effect provided in the Indenture.

If an Event of Default with respect to the Notes shall occur and be continuing, the principal of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange therefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

As provided in and subject to the provisions of the Indenture, the Holder of this Note shall not have the right to institute, or to order or direct the Trustee to institute, any proceeding, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or trustee, or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Notes, the Holders of not less than 25% in aggregate principal amount of the Notes at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default and offered the Trustee security or indemnity reasonably satisfactory to it against the costs, expenses and liabilities to be incurred or reasonably probable to be incurred in compliance with such request, the Trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding and no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Holders of a majority in aggregate principal amount of the Outstanding Notes. The foregoing shall not apply to any suit instituted by the Holder of this Note for the enforcement of any payment of principal hereof or premium, if any, or interest hereon on or after the respective due dates expressed or provided for herein.

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No reference herein to the Indenture and no provision of the Notes or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, premium, if any, and interest on the Notes at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Security Register, upon surrender of this Note for registration of transfer at the office or agency of the Company in a Place of Payment for this Note, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Notes are issuable only in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, the Notes are exchangeable for a like aggregate principal amount of Notes having the same Stated Maturity and of like tenor of any authorized denominations as requested by the Holder upon surrender of the Note or Notes to be exchanged at the office or agency of the Company.

No service charge shall be made for any such registration of transfer or exchange of the Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

All terms used in this Note that are defined in the Indenture shall have the meanings assigned to them in the Indenture.

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ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM -	as tenants in common

TEN ENT -	as tenants by the entireties

JT TEN -	as joint tenants with rights of survivorship and not as tenants in common

UNIF GIFT MIN ACT -	Custodian for
(Cust)

(Minor)

Under Uniform Gifts to Minors Act of

(State)

Additional abbreviations may also be used though not on the above list.

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To assign this Note, fill in the following form:

FOR VALUE RECEIVED, the undersigned hereby sell(s) and transfer(s) unto

(please insert Social Security or other identifying number of assignee)

PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS, INCLUDING POSTAL ZIP CODE OF ASSIGNEE

the within Note and all rights thereunder, hereby irrevocably constituting and appointing agent to transfer said Note on the books of the Company, with full power of substitution in the premises.

Dated:                     ,

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within instrument in every particular without alteration or enlargement, or any change whatsoever.

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OPTION OF HOLDER TO ELECT PURCHASE

If you elect to have this Note purchased by the Company pursuant to Section 2.6 of the Third Supplemental Indenture, check this box: ☐

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 2.6 of the Third Supplemental Indenture, state the amount in principal amount (must be at least $2,000 and integral multiples of $1,000 in excess thereof): $

Date:	Your Signature:
(Sign exactly as your name appears on the
other side of the Security)

Signature Guarantee:

                (Signature must be guaranteed)

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to S.E.C. Rule 17Ad-15.

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